UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2024

TAMPA ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Florida	1-5007	59-0475140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

TECO Plaza

702 N. Franklin Street

Tampa, Florida 33602

(Address of principal executive offices)

(813) 228-1111

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 30, 2024, Tampa Electric Company (the “Company”) completed its previously reported offering of $500.0 million aggregate principal amount of 4.90% Notes due 2029 (the “Notes”). The Notes were sold at 99.932% of par. The offering resulted in net proceeds to the Company (after deducting underwriting discounts and commissions and estimated offering expenses) of approximately $495.3 million. In connection with completing the issuance and sale of the Notes, the Company entered into an eighteenth supplemental indenture (the “Eighteenth Supplemental Indenture”) with The Bank of New York Mellon, as trustee (the “Trustee”), supplementing the Indenture dated July 1, 1998 (the “Base Indenture” and together with the Eighteenth Supplemental Indenture, and as otherwise amended and supplemented to date, the “Indenture”).

The Notes mature on March 1, 2029, and bear interest at a rate of 4.90% per annum. The Company will pay interest on the Notes semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2024. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

At any time prior to February 1, 2029, the Company may redeem all or any part of the Notes at its option at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining payments of principal and interest on the Notes to be redeemed, discounted to the redemption date on a semiannual basis at the applicable treasury rate (as defined in the Indenture), plus 15 basis points (0.15%), less interest accrued to the date of redemption; in each case, the redemption price would include accrued and unpaid interest thereon to, but excluding, the redemption date. At any time on or after February 1, 2029, the Company may at its option redeem the Notes, in whole or in part, at 100% of the principal amount being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

The Indenture provides that each of the following is an event of default (“Event of Default”): (i) the Company fails to pay any interest on the Notes when due, and such failure has continued for 30 days; (ii) the Company fails to pay the principal of or premium, if any, on the Notes when due; (iii) the Company fails to perform any other covenant in the Indenture (other than a covenant in the Indenture solely for the benefit of a series of debt securities other than the Notes), and such failure has continued for 90 days after the Company receives written notice as provided in the Indenture; or (iv) certain events of bankruptcy or insolvency of the Company as described in the Indenture.

If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the principal amount of all the Notes to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind and annul that declaration and its consequences.

The Notes are unsecured and rank equally with the Company’s other unsecured and unsubordinated indebtedness.

The preceding description of the Indenture and the Notes is qualified in its entirety by the Base Indenture as originally filed with the Securities and Exchange Commission on June 3, 1998, and incorporated by reference as Exhibit 4.3 to the Company’s Registration Statement on Form S-3 (File No. 333-267890), as amended and supplemented to date, and the Eighteenth Supplemental Indenture and the Notes filed herewith as Exhibits 4.9 and 4.10, respectively, and incorporated herein by reference.

Affiliates of the Trustee in the past have provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to the Company and its affiliates.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

In order to furnish certain exhibits for incorporation by reference into the Registration Statements on Form S-3 of the Company previously filed with Securities and Exchange Commission (File No. 333-267890), the Company is including the Eighteenth Supplemental Indenture as Exhibit 4.9 hereto and the Notes as Exhibit 4.10 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

4.9	Eighteenth Supplemental Indenture dated as of January 30, 2024, between Tampa Electric Company, as issuer, and The Bank of New York Mellon, as trustee, supplementing the Indenture dated as of July 1, 1998, as amended. Filed herewith.

4.10	4.90% Notes due 2029. Filed herewith.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2024		TAMPA ELECTRIC COMPANY (Registrant)

	By:	/s/ Michelle V. Szekeres
Michelle V. Szekeres
Corporate Secretary